Exhibit 99.1

November 2, 2011

Dear Shareholder,

You have recently received a letter reviewing the Company’s financial highlights for the second quarter of 2011.

We are pleased to report that significant progress on all fronts has continued in the just completed third quarter of 2011.

Total assets were approximately $92.2 million at September 30, 2011, an increase of $20.3 million, or 28%, since December 31, 2010.

Total loans were approximately $46.6 million at September 30, 2011, an increase of $23.8 million, or 104%, since December 31, 2010.

Total deposits were approximately $77.1 million at September 30, 2011, an increase of $20.4 million, or 36%, since December 31, 2010.

Net losses for the third quarter of 2011 were approximately $41,183, compared to net losses of $286,342 for the same period in 2010.

Net losses for the first nine months of 2011 were approximately $1,206,657, compared to net losses of $1,486,819 for the same period in 2010.

Please note that the financial information contained herein are unaudited financial highlights for the quarter and nine months ending September 30, 2011. The Bank will announce full unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about November 15, 2011.

All of the results cited above reflect strong positive trends for Coastal Carolina Bancshares, Inc. and Coastal Carolina National Bank. These results have been accomplished during a period of time in which the banking industry has faced many challenges. Reduced loan demand and a smaller pool of creditworthy borrowers has been one consequence of the economic difficulties of the last few years and that has impacted the rate of growth of our loan portfolio. Management has consistently chosen to exercise prudence in making its lending decisions and this course of action has successfully protected and preserved our capital base.

These accomplishments have occurred under the leadership of Mike Owens, our CEO and President. During Mike’s tenure, your bank remained healthy while so many other community banks in our area have not been so fortunate. Mike’s experience in the banking industry has proven invaluable for a start-up bank during a recessionary time. Having put Coastal Carolina National Bank on a solid foundation, Mike has now decided to pursue new opportunities.

One of Mike’s other major accomplishments has been the creation of a top notch management team. In that light, we are pleased to announce that effective November 2nd, Jeff Benjamin, the Company’s Chief Credit Officer, will serve as Interim CEO until such time as a search for a new CEO has been completed. We are in the process of interviewing search firms and believe we will have many opportunities to attract a person of outstanding talent and vision.

We wish Mike all the best in his new activities. At the same time, we are confident that your bank is well positioned to capitalize on its many competitive advantages in the local community banking industry.

With best regards to all,

Doug Wendel	Chester Duke
Chairman, Coastal Carolina National Bank	Chairman, Coastal Carolina Bancshares, Inc.

This letter may contain certain forward-looking statements, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions and competition, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.